EXHIBIT 17.2

TO THE BOARD OF DIRECTORS,

The following is illustrative of my specific reasons for resigning:

I disagree with the following decisions that have been made by CLC:

1.

The Company has ignored all my requests for information that, as a director, I am entitled to.

2.

The removal of three of the top franchise sales consultants.

3.

The hiring of Rod Whiton as Interim CEO.

4.

The promotion of Rod Whiton to CEO

5.

The promotion of Michelle Cote from curriculum developer to President of CLC.

6.

The retention of Dan O’Donnell.

7.

The continued retention of Starla Hersey as a paralegal.

8.

The marginalization and recent termination of Laura Abel.

9.

The divestiture of the Challenge Island franchise.

10.

Over spending on legal and accounting fees.

11.

The decision to reduce franchise sales.

12.

The lowering of the minimum royalty fee from $500/4 week period to $400/month,.

13.

Failure to file an 8-k regarding the suspension from selling franchises by the Commonwealth of Virginia and Maryland.

14.

The wrongful termination of the FranVentures Agreement and the termination of my relationship with the Company.

15.

The representation to the franchisees that THE FOUNDATION FOR INNOVATIVE LEARNING was not available to them

Best Regards,

Brian Pappas